UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2009

MAGNUM D’OR RESOURCES, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-31849	80-0137402
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida 33316
(Address of principal executive offices)

(305) 420-6563
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On June 12, 2009, Magnum D’Or Resources, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) to acquire the assets of Tire Recycling, Inc. (“TRI”), a company that was a debtor-in-possession in the U.S. Bankruptcy Court for the District of Colorado (Bankruptcy Case No. 07-17691 SBB).  The Agreement is subject to the approval of the Bankruptcy Court which is expected in the near future.

The Company will be acquiring the following listed assets of TRI free and clear of all liens, liabilities, claims and interest other than certain permitted liens and assumed liabilities:

(a)	all inventory, supplies, and raw materials of TRI;

(b)	all equipment, machinery, vehicles, trailers, furniture, fixtures, computer equipment, spare parts, and tools;

(c)	its land;

(d)	all goodwill and other intangible assets associated with the business;

(e)
all of TRI’s right, title and interest under the leases listed on Schedule 2.1(e) of its bankruptcy filing (the “Assigned Leases”) said Assigned Leases to be assumed and assigned pursuant to Section 365 of the Bankruptcy Code;

(f)
all of TRI’s right, title and interest under the contracts listed on Schedule 2.1(f) thereto (the “Assigned Contracts”) said Assigned Contracts to be assumed and assigned pursuant to Section 365 of the Bankruptcy Code;

(g)
to the extent assignable, all permits (including all approvals, authorizations, licenses, orders, registrations, certificates, variances, exemptions and other similar permits or rights), obtained from any governmental body, all pending applications therefore, and all reclamation bonds or financial assurances posted on account thereof;

(h)
any rights under or pursuant to all warranties, representations and guarantees including those made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to the extent affecting any acquired assets, other than any warranties, representations and guarantees to the extent pertaining to any excluded assets;

(i)
all rights or causes of action arising out of occurrence that take place after the Closing, and related to the acquired assets, and all rights to insurance and condemnation proceeds relating to the damage, destruction, taking or other impairment of the acquired assets which damage, destruction, taking or other impairment occurs after the date of the Agreement and on or prior to the closing; provided, however, all avoidance actions shall constitute excluded assets; and

(j)
all books, records, ledgers, files, documents (including originally executed copies of written contracts), customer and supplier lists, correspondence, memoranda, forms, lists, documents relating to the intellectual property, advertising and promotional materials, studies, reports, sales and purchase correspondence, photographs, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, in each case, whether in hard copy or magnetic format and in each instance, subject to its rights under Section 9.4 of the Agreement.

The purchase price of the assets to be acquired by the Company is $6,500,000, less the amount of any secured claims against TRI that are owned by the Company as of the closing which are currently in the amount of approximately $4,438,648.74 (see Article 3 of the Agreement and Schedule 3.1 thereto), the net difference being $2,061,352.

The closing took place on August 25, 2009, and subsequently recorded on August 26, 2009.

The real property being acquired is comprised of four parcels of approximately 120 acres located at 12311 WCR 41, Hudson, Colorado 80642, which is approximately 50 miles northeast of Denver.  The property is being used as one of the largest tire landfills in the United States, and has in excess of 30,000,000 tires.  It is located close to roads and railroad infrastructure.

Physical assets being acquired include the specific items listed below:

Hudson Real Property:  (120 acres in four (4) Parcels) in Weld County, Colorado:

Parcel 1:  The N/2 of the S/2 of the E/2 of Section 32, T3N, R65W of the 6th P.M. in Weld County, Colorado comprising of approximately 40 acres.
Parcel 2:  The S/2 of the S/2 of the E/2 of Section 32, T3N, T65W of the 6th P.M. in Weld County, Colorado comprising of approximately 40 acres.
Parcel 3:  Lot B of Recorded Exemption No. 1213-32-4-RE1367 Recorded September 12, 1991 in Book 1311 as Reception No. 2263003 being part of the S/2 of N/2 SE/4 of Section 32, T3N, R65W of the 6th P.M. in Weld County, Colorado comprising of approximately 5 acres.
Parcel 4:  Lot A of Recorded Exemption No. 1213-32-4-RE1367 Recorded September 12, 1991 in Book 1311 as Reception No. 2263003 being part of the S/2 of N/2 of SE/4 of Section 32, T3N, R65W of the 6th P.M. in Weld County, Colorado comprising of approximately 35 acres.

Scrap Tire Inventory:

The scrap tire inventory stored in approximately 63 open cells consists of approximately 350,000+ tons of passenger, semi-truck and off-the-road (OTR) tires that have been disposed of over the past 25+ years.  The 120 acre property is currently approximately 65% covered with open cells of scrap tires.

Buildings:

1-125’ X 125’ Coverall-Steel Frame Warehouse Building & Gas/Electric Utility Service
1-45’ X 100’ Steel Office/Shop Building & Gas/Electric Utility Service
1-20’ X 40’ 2-Car Steel Parking Garage & Electric Utility Service

Hudson Personal Property:

1-Continental Mobile Home
1-Set of Commercial Truck Scales
1-2000 International 4700 Box Van
1-1999 GMC Box Van
1-1998 Freightliner Truck
1-Fiat-Allis 845C Front End Loader
1-Galion Road Grader
1- 5 HP Air Compressor
1- 300 Amp Lincoln Arc Welder
Various Shop tools and supplies

1-Homilite Mobile Home
1-2005 Dodge 2500 4x4 PU
1-2000 International 4700 Box Van
1-1998 Freightliner Truck
1-1994 John Deere 644C Front End Loader
1-John Deere 4020 Tractor w/Brush Hog Attachment
1-Gas Powered Wheel Crusher
1- Gas Powered Wheel De-Rimmer
1-Hotsy Steam Cleaner

 All state and local permits, licenses, and operating rights will be transferred and acquired as necessary to operate the facility as a tire mono-fill, tire reclamation facility, and recycler under applicable laws and requirements.

 No liabilities, leases, or contracts were assumed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magnum d'Or Resources Inc.
(Registrant)

Date: August 28, 2009	By:	/s/ Joseph J. Glusic
Joseph J. Glusic
Chief Executive Officer and President